SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) January 30, 2007

TANK SPORTS, INC.
(Exact name or registrant as specified in its charter)

California	333-129910	95-4849012
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

10925 Schmidt Road
El Monte, California 91733
(Address of Principal Executive Offices, Including Zip Code)

(626) 350-4039
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 30, 2007, the Registrant completed the acquisition of one hundred percent (100%) of the issued and outstanding common stock of Lowprice.com, Inc., an Arizona corporation d/b/a RedCat Motors (the “Company”) pursuant to a Stock Purchase Agreement, as amended (the “Agreement”) by and among the Registrant, (the Shareholders), the Company and Hexagon. We purchased 100% of the common stock of the Company from the Shareholders for an aggregate purchase price of 1.00. Further, the Registrant made a capital contribution to the Company consisting of $1,000,000 in cash, which was paid to the Company upon the Closing. The Registrant further issued to Hexagon 400,000 shares of the common stock of the Registrant for the settlement of debt. The Registrant is obligated to make an additional $200,000 capital contribution in cash on or before February 28, 2007.

Tank Sports sales projection for Fiscal year ending 2008 after merger with Redcat

Projection Summary (Estimates)
Sales: 23.18-30.00 million
Growth: 257%--333%
Gross profit: 5.79- 7.50 million
Net Profit: 1.49- 3.20million
Earning per Share: 0.046-0.10

Tank will pursue their three core values to achieve their goals and objectives:
1.	Expand and strengthen Tank’s dealer network by building our distribution system based on Chinese manufacturing and western style of marketing;
2.	Raise funds and grow via mergers and acquisitions;
3.	Strengthen the Chinese power sports industry.

After the merger with Redcat Motors, Tank’s current core-value situation and business model:
1.	Increased dealer base to 580 dealers nationwide; 132% increase compared to 2006;
2.	Integrated Redcat’s ERP (Enterprise Resource Planning system, Microsoft AXAPTA); (Reduced Sales personnel paperwork by 90%)
3.	Expanded to 5 warehouses nationwide;
4.
Redcat Motors DBA has four styles of ATV, utilizing independent development and exclusive selling rights; Tank Sports DBA has six product lines with independent development and exclusive selling rights.

5.	Formed strategic alliances with well developed power sports manufactures, including exclusive distribution rights for ATVs ranging from 250cc to 400cc;
6.	Continuous optimization of the management team.

Redcat background:
1.	Established: Created in 2003 in New Orleans, LA and subsequently relocated to Phoenix, Arizona in September 2005 following Hurricane Katrina in September 2005.
2.	Marketing Strategy: “Set up a Strong Dealer Network and build the REDCAT brand name.”
3.
Main business: Redcat was established to import “Made in China” All Terrain Vehicles (ATV’s) and distribute those nationwide. The focus initially was to develop 50-150cc small displacement ATVs as an exclusive specialty seller in this niche of the industry.

4.	2005 Revenue: $19.6 million, in spite of lost inventory, two months of missed sales and the relocation expense the company incurred after Hurricane Katrina.
5.
2006 Revenue: $15.8 million. The company finished its relocation to Phoenix and reestablished its relationship with many of the dealers that it lost after the Hurricane. In a very difficult and competitive market for China Brand ATVs, the company continued to improve its brand, dealer service and support and install a Tier I ERP system to further grow the business in the U.S..

Redcat’s Core Values:
1.	330 dealers in the Midwest, East and Southeast part of the United States;
2.	Centralized regional warehouses in Arizona, North Carolina, Mississippi, and Michigan;
3.	The most advanced Tier I ERP system in the China-made power sports industry;
4.
The best reputation of after sales service and parts in current Chinese-manufactured ATV industry. In the second half of 2006, Redcat had a $500,000 sales and $140,000 gross profit for parts sales only;

5.	A first class excellent sales and marketing team;

Redcat’s Weakness:
1.	The average margin for Redcat products was 7% greater than Chinese manufactures with no MFR facility as a strategic partner.
2.	Without a China strategic partner, it was difficult for Redcat to improve the Brand and expand products/models and ultimately to improve the products core value;
3.
Redcat was not able to efficiently manage expenses due to the guideline of the then management ideology. In 2005, Redcat had net income of $640,000. In 2006, Redcat suffered a loss of $1,600,000. But the key factor of net loss was because of the low profit margin.

Supplementary Strength Value after Tank/Redcat Merger:
1.	Tank has very strong resources in China.
2.	Tank and Redcat have a complementary regional dealer base and synergisms in their product mix with on and off-road power sports equipment.
3.
Redcat has a strong line up in the small displacement ATVs which fills a hole in the Tank product line. This also provides Tank with a product line that is in high demand for the Christmas selling season.

4.	Tank has 250 dealers of which a majority of them are on the west coast. The Redcat and Tank dealer networks do not overlap and now total 580 combined dealers.
5.
Post merger, both companies share the Tier I ERP system, regional warehouses, and 3000 products and parts all of which are bar-coded and organized into bin locations by part number. Additionally, Redcat serves the dealers via a very cost-effective web-based ordering system which allows dealers to choose products, place orders, make payment, and ship units from one central location on the web, 24 hours a day, 7 days a week.

6.
Redcat has centralized regional warehouses in Arizona, North Carolina, Mississippi, and Michigan. Dealers who are in close proximity to these warehouses save money on shipping and handling as the cost to deliver these units from a regional warehouse is significantly lower than the competition, who generally ship from only one warehouse across the country.

7.	Both companies can use Redcat’s after-sale service platform to increase the quality of customer service and to develop a new area of profit;
8.	Redcat can now utilize Tank’s commitment to high profit margin and budget control.
9.	Optimized management team. (You can see the outstanding management team from the biographies of its members.)

CEO: JiangYong Ji
CFO: JingJing Long
COO: Lucian Spataro -- Redcat
Vice President: Wei Luo
President of Sales: Jim Ji
Finance:
Supply Chain: Brian Hickey - Redcat
IT: Dan Sloan - Redcat
Sales Manager: Bart Anderson—Redcat
Sales Manager: Mike Turber

10.	TANK 2007 SALES PROJECTION:
Sales: 23.18—30.00million
Growth: 257%-333%

Financial Projection #1:

If Tank and Redcat remain at the current growth rate, sales growth should be approximately $23.18 million.

Redcat’s revenue was $19.62 million in 2005, and $15.76 million in 2006, a decrease of 19.6%; in 2007, we estimate sales to keep decreasing by 10% to $14.32 million.

Tank is projecting growth of approximately 50% in 2007 to $13.50 million in 2007 from over $9 million in 2006. (Compared to 2005, revenue increased approximately 25%, unaudited). However, there was an increase of 263% between 2004 and 2005. The reason of this abnormal increase was due to inflated gas prices and the effects of Hurricane Katrina. Therefore, in 2005 the reasonable increase was expected to be 160%. As a result, we believed that the real growth rate for 2006 should be 100%. Conservatively analyzing, we are expecting a 50% growth for the revenue goal of 2007.

Combining these two projections together, we anticipate a 20% decrease in sales as a result of the merger relating to setup and transition costs and inventory fluctuations. Therefore, our projection for 2007 is expected to be $27.82 million, minus 20%, bringing the adjusted sales goal for 2007 to $23.18 million.

The sales goal for 2007 is $23.18 million.

Financial Projection #2:

If in 2007, Tank and Redcat products are offered to every dealer in the network (based on February and March sales reports, 20% of the combined dealers ordered both Tank and Redcat products) then sales revenue from 2006 can be used to project new sales numbers recalculated using the average sales of both company’s combined dealer network of 580 dealers.

The average Tank dealer’s sales in 2007 are projected to be $36,000. Multiply that by 580 dealers and the projection is $20.88 million (Tank has 250 dealers, and 2006 revenue was $9 million, dealer average sales/year=$36,000).

The average Redcat dealer’s sales in 2007 are projected to be $47,400. Multiply that by 580 dealers and the projection is $27.26 million (Redcat has 330 dealers, and 2006 revenue was $15.76 million, dealer average sales/year = $47,000).

We anticipate a 20% decrease in sales as a result of the three months of merger relating to setup and transition costs and inventory fluctuations. Both DBA’s products are available to all dealers at the same time, but we anticipate a transaction acceptance period and because of other possible unexpected reasons, we expected an additional 20% decrease in sales. Therefore, the total revenue is predicted to decrease by 40%. If we combine the two sales projections we show total revenue of $48.14 million, minus 40% brining the adjusted sales goal to $34.38 million.

Long SA. de. CV in Mexico will begin their audit starting April 15th 2007. If the auditor will approve Tank Sports merger with Long Mexico, our revenue projection for Mexico is expected to be $12 million.

The sales goal for 2007 is $35.18 - 42.million.

11.
In 2007, the newly combined dealer base is projected to increase by 10% and expected to reach 638 dealers in total. Our goal is for “high quality dealers” (dealers who order $200,000 or more per year) to increase from 40 to 60. We will set up a policy for increasing the average dealer quality and volume. These are very important factors to help company growth stability in the long term.

12.
Parts and accessories will become another major area of focus and we expect to help our dealers by improving quality and boosting sales and profit in this area through helmets, goggles, apparel and personalized products. Our objective is to stock our dealers’ stores with a variety of products so our dealers can make more money and we benefit at the same time by increasing our brand awareness. We will increase our brand identity to help us to breakthrough to new sales and profit growth point. We have already accomplished major achievements in this area. Expanding the accessory line will not only help our brand strategy but it will also help to build company sales and profit as these items are sold at a much higher profit margin. We have decided to push this as a major project in 2007 and will specifically set up a department in China to handle the accessory line.

13.
We will focus on providing high quality products and high quality service and support to optimize the combination of Tank-Redcat products. This is the key to steady increased revenue and increased gross profit and will allow us to retain high quality dealers. We have formed a strategic alliance with Jianshe, and we will exclusively distribute their core products, namely a 250-400CC ATV and future products. Also, we will utilize our dealer network to help us form strategic alliances with more high quality manufactures with core products (Chinese manufactures normally only have a few core products, and do not build their own dealer base). We will improve our own R&D capability, and the optimization of our 2007 major product line combination strategy is in process. These combined product lines will build the foundation for Tank’s growth. If gas prices rise again, Tank will be well positioned to take advantage of the demand that will shift to scooters and motorcycles as well.

14.
After merging with Redcat, the human resources and staffing requirements will drop. We are not going to keep both DBA’s current organization structure and establishment. Moreover, our human resource expense in 2007 is predicted not be equal to the combined expenses both companies in 2006. It will be combined as a whole, and there will not be any redundant departments and all departments will only have one manager. We have finished the merger process mentioned above, and our goal is to have $1 million in sales per employee. Following the development of the merger and the increase of sales, the company will continue designing and adjusting the integration plan. After combining the two DBAs, we will decrease the total number of employees from 42 to 29.

15.
An analysis of the company’s basic operational expenses has found that we can manage our staffing at current or lower levels and still keep overall expenses under $4.30 million annually. This level of expense can support the company’s revenue of $30 to $45 million, with any increases in revenue related expense at a lower percentage. This hopefully will result in increased gross profit and net income. However, because we need to capture more market share, we may need to lower our gross profit ratio to attract more sales. We estimate our average gross profit margin to be above 25% (annual revenue is expected to be $23.18 million, with the goal of breaking through to $30.00 million) and net income is predicted to reach 6-9% or more. In other words, we are expecting to have gross profit of $5.79 to $7.5 million with a net income of $1.49 to $3.20million. As sales volume increases, both gross profit margin and net income are expected to increase accordingly. The company is anticipated to conform to the $4.30 million annual expense plan, building the most efficient organizational structure and optimizing outstanding employees to construct the infrastructure necessary to breakthrough to $40.00 million in revenue. It is beneficial that the company strictly follow its plan and budget control.

16.	Financial and Operation Budgeting:
In 2006, Tank’s expenses were $2.05 million, and Redcat’s expenses were $3.43 million, resulting in a total of $5.48 million. Redcat did not have nor had very few disbursements of commission, insurance, R&D, EPA applications, audit, etc.

2007 operational budget:

SALARY & TAX	$1,000,000.00
SALES COMMISSION	750,000.00
INSURANCE	650,000.00
CREDIT CARD FEE	550,000.00
MARKETING & SHOW	260,000.00
RENT	260,000.00
OFFICE EXPENCE	100,000.00
FINANCE D	250,000.00
LEGAL & AUDITS	130,000.00
TAXES & LICENSES	150,000.00
MISCELLANEOUS	100,000.00
R & D	100,000.00
Total:	$4,300,000.00

 Item 9.01 Financial Statements and Exhibits

a) Financial Statements
None

b) Exhibits

1.1	First Amendment to Stock Purchase Agreement (1)

1.2	Pro Forma (1)

1.3	Lowprice.com, Inc. financial statements (1)

(1) Incorporated by reference from Form 8K/A filed April 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

TANK SPORTS, INC.

Date: 4/11/2007	By:	/s/ Jing Jing Long
Jing Jing Long
Title: Principal Executive Officer